May 19, 2020
<<Employee Name>>
Re:    Incentive Award
Dear <<Employee Name>>
This letter (the “Award Letter”) sets forth our agreement regarding your participation in the California Resources Corporation (the “Company”) Quarterly Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Award Letter have the meanings given to such term in the Plan. For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree as follows:
1.Target Incentive Award. Your Target Incentive Award, on a quarterly basis, is $●. Your Award represents the opportunity to earn cash payments in five installments as follows:

Target Quarterly Awards		Aggregate Target Incentive Award
1/1/2020 – 6/30/2020 Performance Period	Each Quarterly Performance Period from 7/1/2020 - 6/30/2021
2x Target Incentive Award	1x Target Incentive Award	$●

2.    Quarterly Payments. The first Quarterly Payment will be earned at 100% of target. The remaining Quarterly Payments that you earn may vary from 0% to 200% of the Target Quarterly Award for the applicable Performance Period based on the level at which the Performance Metrics set forth in the Plan are achieved. In addition, your Quarterly Payment for the April 1, 2021 – June 30, 2021 Performance Period may be increased based on achievement of the Cumulative Performance Goals, as described in the Plan. Except as provided in Section 3.5 of the Plan, you must remain employed with the Company or its subsidiaries through the last day of a Performance Period to be eligible for the earned Quarterly Payment, and you agree to repay a prorated portion of the after-tax value of any Quarterly Payment that is paid prior to vesting in the event that you do not earn that payment as provided in Section 3.5 of the Plan.
3.    Existing 2020 Incentives. In consideration for your participation in the Plan, you hereby agree to the surrender and cancellation of all of your rights arising under or relating to the Company’s annual incentive program for 2020 and any stock options, performance stock, restricted stock or other long-term incentive awards granted to you in 2020 (the annual incentive and long-term incentives, collectively, the “Existing Incentives”). You acknowledge and agree that by signing below, the Existing Incentives will automatically be cancelled, void and of no further force and effect. You hereby acknowledge and agree that you will not participate in any other short-term or long-term incentive plan or program until further notice from the Company and that the terms of this Section 3 will not constitute the right to resign for “good reason” under any agreement with, or arrangement sponsored by, the Company or any of its subsidiaries.

4.    Terms of Participation. Your receipt of Quarterly Awards under the Plan is subject to the terms and conditions of the Plan, a copy of which is enclosed. Please read the Plan carefully. This Award Letter and the Plan constitute the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your Award.
5.    Counterparts. This Award Letter may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.